Inland Retail Real Estate Trust, Inc.
 2901 Butterfield Road, Oak Brook, Ill., 60523

FOR IMMEDIATE RELEASE
Date:	February 4, 2005

Contact:	Rick Fox, Inland Communications, Inc.
(630) 218-8000 Ext. 4896 or rfox@inlandgroup.com

or	Dione McConnell, Inland Retail Real Estate Trust, Inc.
(630) 218-8000 Ext. 4782 or mcconnell@inland-retail.com

Inland Retail Real Estate Trust, Inc. Announces Tax
Allocations of 2004 Dividend Distributions and Change of Transfer Agent

OAK BROOK, IL (February 4, 2005) -- Inland Retail Real Estate Trust, Inc. ("Inland Retail"), announced today the tax allocations of its 2004 dividend distributions on its common shares. To the extent a shareholder was a record holder of Inland Retail common shares during 2004, the Form 1099-DIV forwarded by Inland Retail to the Shareholder will summarize the allocation of 2004 common share dividend distributions. The following schedule, which has been prepared on a per share basis, is provided for informational purposes only. Shareholders are advised to consult with their tax advisor about specific tax treatment of the Inland Retail's 2004 dividend distributions.

Security Instrument: Common Stock of Inland Retail
CUSIP Number 45746N103

Record Date	Payment Date	Distribution Per Share	Ordinary Dividends	Return of Capital
01/01/04	02/07/04	$ 0.0704	$ 0.0410	$ 0.0294
02/01/04	03/07/04	0.0658	0.0383	0.0275
03/01/04	04/07/04	0.0703	0.0409	0.0294
04/01/04	05/07/04	0.0680	0.0396	0.0284
05/01/04	06/07/04	0.0703	0.0409	0.0294
06/01/04	07/07/04	0.0680	0.0396	0.0284
07/01/04	08/07/04	0.0703	0.0409	0.0294
08/01/04	09/07/04	0.0703	0.0409	0.0294
09/01/04	10/07/04	0.0680	0.0396	0.0284
10/01/04	11/07/04	0.0703	0.0409	0.0294
11/01/04	12/07/04	0.0680	0.0396	0.0284
12/01/04	01/07/05	0.0703	0.0408	0.0295
TOTAL		$ 0.8300	$ 0.4830	$ 0.3470
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Additionally, Inland Retail announced today that it intends to appoint Registrar and Transfer Company as its transfer agent, registrar and distribution agent as soon as practicable. In such capacity, Registrar and Transfer Company will maintain Inland Retail's shareholder records and provide certain services relating to Inland Retail's common shares, including the processing of registration changes and distribution reinvestment program changes and the payment of monthly distributions. Inland Retail expects to be in a position for Registrar and Transfer Company to commence the performance of its services in early March 2005. In an effort to facilitate a smooth transition of transfer agent functions from Inland Retail to Registrar and Transfer Company, Inland Retail will not be accepting any applications or submissions under its share repurchase program or shareholder requests for transfers of shares after February 9, 2005. Any such applications, submissions or requests received by Inland Retail prior to February 9, 2005 will be processed pursuant to the normal and customary share repurchase policies and procedures adopted by Inland Retail. Any such applications, submissions or requests received by Inland Retail on or after February 9, 2005 will be returned to the submitting shareholder with instructions directing the shareholder to forward the application, submission or request to Registrar and Transfer Company for processing. The transition of Inland Retail's transfer agent is subject to Inland Retail and Registrar and Transfer Company agreeing on the terms of such assignment and other customary terms and conditions. Although the parties anticipate that the transition will be completed in early March 2005, if Inland Retail and Registrar and Transfer Company fail to reach agreement on the terms of the engagement, then the transition may not be consummated or may be delayed.

Inland Retail is a publicly registered, non-listed real estate investment trust, which owns, manages, leases, develops and redevelops primarily neighborhood and community retail shopping centers and free-standing retail buildings. Inland Retail owns 277 retail properties located primarily in the southeastern United States and containing approximately 33.5 million square feet of space. To learn more about Inland Retail, please visit www.inlandgroup.com.

This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should" and "could." Inland Retail intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Federal Private Securities Litigation Reform Act of 1995, and we include this statement for the purpose of complying with such safe harbor provisions. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements and include, but are not limited to, the effects of future events on financial performance, changes in general economic conditions, adverse changes in real estate markets and the level and volatility of interest rates. For a more complete discussion of these risks and uncertainties, please see Inland Retail's Annual Report on Form 10-K for the year ended December 31, 2003. Inland Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.